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EXHIBIT 10.1

                            ASSET PURCHASE AGREEMENT


                                 BY AND BETWEEN


                    AMERICAN TELECONFERENCING SERVICES, LTD.


                         D/B/A PREMIERE GLOBAL SERVICES


                                       and


                           ILINC COMMUNICATIONS, INC.





                                 APRIL 28, 2008





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                            ASSET PURCHASE AGREEMENT
                            ------------------------


         THIS ASSET PURCHASE AGREEMENT ("AGREEMENT") is made as of the commencement of business on the 28th day of April, 2008, by and between AMERICAN TELECONFERENCING SERVICES, LTD. D/B/A PREMIERE GLOBAL SERVICES, a Missouri corporation ("PURCHASER") and ILINC COMMUNICATIONS, INC., a Delaware corporation ("SELLER"). Capitalized terms not otherwise defined shall have the meaning ascribed to such terms in ARTICLE X.

         WHEREAS, Seller is engaged in the Audio Conferencing Business as a conferencing service provider;

         WHEREAS, Seller is also engaged in the Web Collaboration Business (primarily as a direct provider of its own proprietary web collaboration software known as the "iLinc Suite") and permits the resale of its web conferencing services by its agents, resellers and distributors;

         WHEREAS, Purchaser is also engaged in the Audio Conferencing Business;

         WHEREAS, Purchaser also provides web conferencing products and services (as both a direct provider of its own proprietary web collaboration software known as "Netspoke" and as a reseller of products competitive with Seller's web conferencing products) and permits the resale of web conferencing services by its agents, resellers and distributors; and

         WHEREAS, Purchaser wishes to purchase from Seller and Seller is willing to sell to Purchaser, certain identified assets of Seller used directly in the Audio Conferencing Business, all on and subject to the terms and conditions set forth in this Agreement (the "ACQUISITION"); and at Closing Seller is to be simultaneously engaged (through other reseller agreements) as an agent and wholesale reseller of Purchaser's audio conferencing services in a cooperative and mutually beneficial relationship, notwithstanding the competitive nature of the Purchaser's and Seller's respective web conference businesses.

         NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                PURCHASE AND SALE

         1.1 ACQUIRED ASSETS. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase, accept, acquire and take assignment and delivery of, all right, title and interest in, to and under the following assets of Seller related directly to the Seller's Audio Conferencing Business (collectively, the "ACQUIRED ASSETS") free and clear of all Encumbrances (except for Permitted Encumbrances):

              (a) all right, title and interest under the Audio Customer Service Contracts listed on SCHEDULE 3.7 related directly to the provisioning, use and purchase of audio conferencing services and any revenues to be derived therefrom;

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              (b) all accounts receivable, trade receivables, notes receivable, contingent rights, deposits, advances and other receivables of Seller relating directly to the Audio Conferencing Business, as listed on SCHEDULE 1.1(b);

              (c) the toll free telecommunications access numbers listed on
SCHEDULE 1.1(c) (the "ACCESS NUMBERS");

              (d) all accounting books and records, customer files (including customer credit and collection information), sales agent records and sales and purchase correspondence relating directly to the Audio Conferencing Business; PROVIDED, that Seller may retain a copy of such records, on a confidential basis, to support its own Web Collaboration Business and its accounting and collection activities or any obligation arising under this Agreement or the Transition Services Agreement;

              (e) all warranties, indemnities or other rights and causes of action relating directly to the Audio Conferencing Business;

              (f) all goodwill related to, arising from or used in connection with the Audio Conferencing Business; and

              (g) to the extent transferable, all permits, licenses, Consents, approvals, certificates, variances or other authorizations required in connection with the operation of the Audio Conferencing Business under any Law or any contract, lease, commitment, sales order, purchase order, license, mortgage, note, bond or other agreement, whether written or oral (the "PERMITS").

         1.2 EXCLUDED ASSETS. Those assets of Seller not constituting Acquired Assets (collectively, the "EXCLUDED ASSETS"), including the following, shall be retained by Seller, and are not being sold or assigned to Purchaser hereunder:

              (a) All taxpayer and other identification numbers and minute books, stock transfer books and other documents relating to the organization, maintenance, and existence of Seller as a corporation;

              (b) Seller's rights under this Agreement and the agreements to be executed by Seller in connection herewith; and

              (c) Any right, title, interest or asset of Seller not described in
SECTION 1.1, including but not limited to any right or asset associated with the Web Collaboration Business or the EventPlus Business.

              (d) Any right, title, interest or asset of Seller in: (i) any EventPlus Business account; and (iii) any wholesale account listed on SCHEDULE
1.2 that is to be serviced by iLinc post Closing under the Agent Agreement, in either case, including any revenue or accounts receivable therefrom.

         1.3 ASSUMED LIABILITIES. As part of the consideration for the Acquired Assets, subject to SECTION 1.4, at the Closing, Purchaser shall assume only those obligations of Seller to be performed after the Closing under the Audio Customer Service Contracts and the Reseller Agreements, in each case solely to the extent legally transferred or assigned to Purchaser, but excluding any obligations or liabilities arising from or related to any default, breach or violation of any Audio Customer Services Contract due to activities or events occurring on or prior to the Closing (the "ASSUMED LIABILITIES").

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         1.4 NO OTHER LIABILITIES ASSUMED. Notwithstanding anything in this
Agreement to the contrary, neither Purchaser nor any of its Affiliates shall assume and in no event shall be deemed to have assumed, any Liability of Seller or any of its Affiliates whatsoever (collectively, the "RETAINED LIABILITIES"), other than as specifically set forth in SECTION 1.3. Without limiting the generality of the foregoing, Purchaser is assuming no obligation for, and shall have no responsibility with respect to, Taxes, the IP Liabilities, Liabilities with respect to Seller's employees (including Liabilities with respect to employment compensation, benefits or severance), governmental charges or assessments or any other operating Liabilities of Seller (including accounts payable or other obligations under any contract, lease, commitment, sales order, purchase order, license, mortgage, note, bond or other agreement, whether written or oral (other than as expressly set forth in SECTION 1.3)).

         1.5 PROCEDURES FOR ASSETS NOT TRANSFERABLE. If any Reseller Agreement, Permit, or any other property or right included in the Assumed Liabilities or the Acquired Assets is not assignable or transferable without the Consent of any Person, and such Consent has not been obtained prior to the Closing Date: (a) this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof; (b) Purchaser shall not assume Seller's obligations with respect thereto; (c) Seller shall continue to use its commercially reasonable efforts to obtain or cause to be obtained such Consent following the Closing Date; and (d) Purchaser shall provide its cooperation in such regard if reasonably requested by Seller and Seller shall cooperate in any reasonable arrangement which is designed to provide Purchaser with the benefits of such Consent until such time as: (y) the Consent is actually obtained by Seller; or (z) Purchaser executes a replacement contract with the Person from whom Consent was not obtained.

         1.6 WAIVER OF BULK SALES COMPLIANCE. Purchaser and Seller hereby waive compliance with the bulk sales Laws of any applicable jurisdiction, and Seller agrees to indemnify and hold harmless Purchaser and its Affiliates from and against any claims arising out of or due to the failure to comply with such bulk sales Laws in accordance with SECTION 8.2.

                                   ARTICLE II

                                 PURCHASE PRICE

         2.1 PURCHASE PRICE. The aggregate purchase price for the Acquired Assets shall be $3,330,000 (the "CLOSING PAYMENT"), PLUS the assumption of the Assumed Liabilities, PLUS the Estimated Accounts Receivable Payment (subject to adjustment in accordance with SECTION 2.4), PLUS the Accrued Revenue Payment (as determined in accordance with SECTION 2.5), PLUS the Transition Date Payment (collectively, the "PURCHASE PRICE").

         2.2 PAYMENT OF THE PURCHASE PRICE. The Purchase Price shall be paid by Purchaser to Seller, subject to Purchaser's rights under SECTION 8.2: (a) at the Closing, by assumption of the Assumed Liabilities and delivery to Seller of the Closing Payment and the Estimated Accounts Receivable Payment; (b) at the times and in the amounts specified in SECTIONS 2.4 and 2.5, by delivery to Seller of the applicable payments set forth therein; and (c) ten (10) calendar days following the Transition Date, by delivery to Seller of the Transition Date Payment.

         2.3 ESTIMATED ACCOUNTS RECEIVABLE PAYMENT.

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              (a) Within three (3) Business Days after the Closing Date, Seller shall deliver to Purchaser a statement (the "ESTIMATED ACCOUNTS RECEIVABLE STATEMENT") of Seller's estimated Collectible Accounts Receivable outstanding as of the date thereof (the "ESTIMATED ACCOUNTS RECEIVABLE"). The Estimated Accounts Receivable Statement shall be accompanied by: (i) all relevant backup materials, including a 30-, 60- and 90-day aging report, along with a certificate from Seller's Chief Executive Officer and Chief Financial Officer certifying the Estimated Accounts Receivable Statement; and (ii) a statement setting forth the calculation of Collectible Accounts Receivable, on a customer-by-customer basis.

              (b) Purchaser will review the Estimated Accounts Receivable Statement and the calculation of the Estimated Accounts Receivable within three
(3) Business Days after receipt of the Estimated Accounts Receivable Statement and if Purchaser disagrees with the calculation of Estimated Accounts Receivable, Purchaser shall notify Seller in writing (the "DISPUTE NOTICE") of the amount, nature and basis of such disagreement. Seller shall have two (2) Business Days from the receipt of the Dispute Notice to dispute Purchaser's adjustment to the Estimated Accounts Receivable Statement. In the event of a dispute, Purchaser and Seller shall first use their diligent good faith efforts to resolve such dispute between themselves. If the parties are unable to resolve the dispute within ten (10) Business Days after delivery of the Dispute Notice, then any remaining items in dispute shall be submitted to arbitration in accordance with ARTICLE XI.

              (c) (i) Within five (5) Business Days after receipt of the Estimated Accounts Receivable Statement, Purchaser shall pay to Seller ninety percent (90%) of that portion of the Estimated Accounts Receivable set forth in the Estimated Accounts Receivable Statement to which Purchaser is not disputing in a Dispute Notice; (ii) Purchaser shall pay to Seller the final amount of the Estimated Accounts Receivable, as determined pursuant to SECTION 2.3(b), less any amounts Purchaser previously paid pursuant to clause (i) of this SECTION 2.3(c), within five (5) Business Days after such determination (such amounts, collectively, the "ESTIMATED ACCOUNTS RECEIVABLE PAYMENT").

         2.4 FINAL ACCOUNTS RECEIVABLE PAYMENT.

              (a) Three (3) Business Days following the Transition Date, Seller shall deliver to Purchaser a statement setting forth the dollar amount of the Collectible Accounts Receivable set forth on the Estimated Accounts Receivable Statement which was ultimately collected by Seller as of the Transition Date (the "COLLECTED RECEIVABLES").

              (b) No later than ten (10) calendar days after the Transition Date, if the Collected Receivables exceeds the Estimated Accounts Receivable Payment, Purchaser will pay to Seller an amount equal to the difference of: (i) One Hundred Three Percent (103%) of the Collected Receivables; and (ii) the Estimated Accounts Receivable Payment.

         2.5 ACCRUED REVENUE PAYMENTS. On the date which is no later than thirteen (13) months following the Closing Date, Purchaser shall pay to Seller an amount (the "ACCRUED REVENUE PAYMENT") equal to: (a) 1.25; MULTIPLIED BY (b) the difference of: (i) the Collectible Accrued Revenue; MINUS (ii) $2,700,000; PROVIDED, that in no event shall the Accrued Revenue Payment exceed $780,000.

         2.6 TRANSITION DATE PAYMENT. Ten (10) Business Days after the Transition Date, Purchaser shall deliver to Seller an amount equal to $833,000 (the "TRANSITION DATE PAYMENT").

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         2.7 METHOD OF PAYMENT. The payments being made from one party to another under this Agreement shall be made by wire transfer of immediately available federal funds in United States dollars to an account previously designated in writing by the party to receive such payment.

         2.8 ALLOCATION OF PURCHASE PRICE. Within thirty (30) days of the Closing Date, the parties shall allocate the Purchase Price among the Acquired Assets, and such allocation shall be attached to this Agreement as SCHEDULE 2.8. Purchaser and Seller shall, within thirty (30) days of the date of any post-Closing payment made pursuant to or in connection with this Agreement, revise SCHEDULE 2.8 to the extent necessary to reflect any post-Closing payment made pursuant to or in connection with this Agreement. Such allocation is intended to comply with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended. Seller and Purchaser shall file Form 8594 with their respective Tax Returns consistent with such allocation. The parties shall treat and report the transaction contemplated by this Agreement in all respects consistently for purposes of any federal, state or local tax, including the calculation of gain, loss and basis with reference to the Purchase Price allocation made pursuant to this SECTION 2.8. The parties shall not take any action or position inconsistent with the obligations set forth in this SECTION 2.8, except as may otherwise be required by applicable Law.

         2.9 TAXES. Seller shall pay all Taxes and fees imposed by Governmental Authorities and required to be paid in connection with or arising from the sale, transfer, or assignment of the Acquired Assets.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Purchaser that the statements contained in this ARTICLE III are true and correct on and as of the date hereof and the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement (the "DISCLOSURE SCHEDULE"). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this ARTICLE III.

         3.1 DUE ORGANIZATION. Seller is a corporation, duly organized and validly existing and in good standing under the laws of the state of its incorporation with all requisite power and authority to own, lease and operate the Acquired Assets. Seller is duly authorized to do business and in good standing in each other jurisdiction in which either the nature of the activities conducted by it or ownership of the Acquired Assets requires it to be so qualified, each of which jurisdictions is set forth on SCHEDULE 3.1, except where the failure to be so qualified would not have a material adverse effect on Seller or the Acquired Assets.

         3.2 DUE AUTHORIZATION. Seller has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby to be performed by it. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Seller's Board of Directors ("SELLER'S BOARD OF DIRECTORS"). This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the rights of creditors generally, and to the exercise of a court's equitable powers. The execution, delivery and performance by Seller of this Agreement and all other instruments, agreements, certificates


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and documents contemplated hereby to be executed, delivered and performed by
Seller: (a) do not, and will not, violate or conflict with any provision of the certificate of incorporation, bylaws or other organizational and governing documents of Seller; (b) do not, and will not, violate or constitute a default under any contract, lease, commitment, sales order, purchase order, license, mortgage, note, bond or other agreement, whether written or oral, or, to Seller's Knowledge, any Law to which Seller is a party, or by which it or any of the Acquired Assets are bound; and (c) will not result in the creation of any Encumbrance upon the Acquired Assets, or permit the acceleration of the maturity of any indebtedness secured by the Acquired Assets. No notice to, filing with, authorization of, exemption by, or Consent of any Person is required in order for Seller to consummate the transactions contemplated hereby, except as shall have been obtained on or prior to the Closing Date.

         3.3 NO ADVERSE CHANGE. Since December 31, 2007, the Audio Conferencing Business has been operated only in the usual, regular and ordinary course and manner and there has not been any: (a) material loss or damage or other materially adverse change to any of the Acquired Assets (whether or not covered by insurance); (b) sale, transfer or disposition of any of the Acquired Assets except in the ordinary course of business; (c) Encumbrance placed on any of the Acquired Assets (except for Permitted Encumbrances); (d) contract, lease, commitment, sales order, purchase order, license, mortgage, note, bond or other agreement, whether written or oral, entered into by Seller other than in the ordinary course of business; (e) material modification, cancellation or termination of any material Audio Customer Service Contract; or (f) loss or threatened loss of any customer material to the results of operations of the Audio Conferencing Business.

         3.4 TITLE TO AND CONDITION OF ASSETS. Seller has good and valid title to the Acquired Assets. Seller hereby conveys the Acquired Assets to Purchaser and hereby vests in Purchaser good and valid title to the Acquired Assets, free and clear of any Encumbrance, except Permitted Encumbrances. The Access Numbers constitute all of the telecommunications access numbers used in the Audio Conferencing Business other than local telecommunications access numbers.

         3.5 REVENUE STATEMENTS; ACCOUNTS RECEIVABLE; DEFERRED REVENUE; BILLING PRACTICES.

              (a) The list of Audio Customer Service Contracts and associated gross revenues therefrom, broken out by month for the period beginning March 1, 2007 through and including March 31, 2008 (the "REVENUE STATEMENTS"): (i) are true, complete and correct in all material respects; and (ii) fairly present the audio conferencing revenues of Seller by service and by customer as of the dates thereof and the periods then ended. A true and correct copy of the Revenue Statements is set forth on SCHEDULE 3.5(a). The Revenue Statements have been prepared in accordance with the books and records of Seller and do not reflect any transactions that are not bona fide.

              (b) The Collectable Accounts Receivable are owned by and in the name of Seller, and SCHEDULE 3.5(b) sets forth all Collectable Accounts Receivable of the Audio Conferencing Business outstanding as of the date hereof, presented on an aged basis, and separately identifies the name of each account debtor and the total amount of each related accounts receivable. All of Seller's accounts receivable represent bona fide amounts owed for products previously delivered or services previously rendered and none of Seller's accounts receivable represent a billing for products not yet delivered or services not yet performed. No material portion of any accounts receivable is in dispute or subject to any counterclaim, defense or setoff. Seller has not accepted any prepayment or other payment for products to be delivered or services to be performed on or after the Closing Date. Seller does not have any issued and outstanding invoices for payments due in consideration for services not yet rendered or goods not yet delivered as of the Closing Date.

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              (c) Set forth on SCHEDULE 3.5(c) is an accurate and complete description of the billing practices utilized by Seller in billing the Audio Customer Service Contacts for services and fees.

         3.6 TAXES. All Taxes attributable to the Acquired Assets and the Audio Conferencing Business have been properly determined in all material respects in accordance with applicable Laws and have been timely paid in full if due and if not due will be timely paid when due. Seller has duly and timely filed all material Tax Returns required to be filed by it as of the Closing Date, in every jurisdiction in which the same may have been so required and has paid all Taxes disclosed on such returns. Each such Tax Return is true and complete in all material respects and Seller does not have and will not have any additional Liability with respect to such Tax Returns. All Taxes attributable to the Acquired Assets and the Audio Conferencing Business that Seller is required by Law to withhold or collect, including sales and use Taxes and amounts required to be withheld for Taxes of employees, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities. No material Tax Return of Seller is under audit or examination, and no written notice of such an audit or examination has been received by Seller.

         3.7 AGREEMENTS.

              (a) SCHEDULE 3.7(a) sets forth an accurate and complete list of all Audio Customer Service Contracts with rate information. Other than as indicated next to each customer account on Schedule 3.7(a), no Audio Customer Service Contract contains "most favored nation" or similar pricing provisions. No Audio Customer Service Contract contains any restriction on the ability of Seller to run its business, whether through "non-competition," "non-solicitation" or similar provisions. SCHEDULE 3.7(a) contains a true and complete list of each Audio Customer Service Contract, together with any material written agreements related thereto, if any, and a complete summary of all oral Audio Customer Service Contracts. Seller is not aware any provision in any written agreement or any oral understanding or any technological impediment related to any Audio Customer Service Contract that would prohibit or impair Purchaser's ability to provide the audio conferencing services to any Audio Customer Service Contract. No event of default by Seller has occurred and is continuing with respect to any such Audio Customer Service Contract, to Seller's Knowledge no event of default by the other party or parties to such Audio Customer Service Contract exists and no circumstance exists that, with notice or lapse of time or both, would constitute an event of default by any party thereto.

              (b) SCHEDULE 3.7(b) sets forth an accurate and complete list of all employment, consultant or independent contractor agreements and employee, consultant or independent contractor non-competition or confidentiality agreements currently in effect relating to the Audio Conferencing Business. Seller has delivered to Purchaser a true and complete copy of all agreements listed on SCHEDULE 3.7(b).

         3.8 PERMITS. Seller holds the Permits described on SCHEDULE 3.8 (each of which is in full force and effect) and to Seller's Knowledge no other Permits are necessary for the lawful operation of the Audio Conferencing Business by Seller or its ownership of the Acquired Assets. Seller has not received notice of termination, revocation or modification of any Permit and is not delinquent in the payment of any Taxes or fees with respect TO such Permits. Seller has delivered true, correct and complete copies of each such Permit to Purchaser.

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         3.9 LITIGATION. Except as disclosed in Seller's Form 10-K for the fiscal year ending March 31, 2007, Form 10-Q for the fiscal quarter ending December 31, 2007 or any Form 8-K filed with the Securities and Exchange Commission after December 31, 2007, there is no notice of any claims, actions, suits, disputes, proceedings, inquiries or governmental investigations (each, a "PROCEEDING") pending or, to Seller's Knowledge, threatened against or affecting the Audio Conferencing Business or any of the Acquired Assets or relating to the transactions contemplated by this Agreement. Seller is not named in any order, judgment, decree, stipulation or consent of or with any Governmental Authority that affects or may affect the Audio Conferencing Business, the Acquired Assets or the transactions contemplated by this Agreement. SCHEDULE 3.9 sets forth and describes all Proceedings relating to the Audio Conferencing Business in the three (3) years prior to the date hereof.

         3.10 CUSTOMERS. Except as set forth in SCHEDULE 3.10(a), since December 31, 2007, no customer of the Audio Conferencing Business that was one of the top fifty (50) customers of the Audio Conferencing Business as measured by audio conferencing revenues during the twelve (12) months ended December 31, 2007 has discontinued or materially limited its purchases from or dealings with Seller, and, to Seller's Knowledge, as of the Closing Date, no such customer intends to terminate or materially reduce its purchases from or dealings with the Audio Conferencing Business.

         3.11 COMPLIANCE WITH LAWS. To Seller's Knowledge, Seller has complied with all Laws applicable to it, the Audio Conferencing Business and the Acquired Assets. No claims have been filed against Seller alleging a violation of any such Laws.

         3.12 SOLVENCY. As of and for the one hundred eighty (180) day period following the Closing: (i) the assets of Seller shall exceed its Liabilities;
(ii) the capital of Seller shall not be unreasonably small to conduct its business; and (iii) Seller shall not have incurred debts, nor shall have intended to incur debts, beyond its ability to pay such debts as they mature.

         3.13 BROKERS. Seller has not incurred any Liability for brokerage or finders' fees or agents' commission or other similar payment in connection with the Acquisition.

         3.14 DISCLOSURE. Neither this Agreement, nor any of the Schedules or Exhibits hereto, or other agreements entered into connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. No investigation or due diligence conducted by, or knowledge obtained by, Purchaser or its Affiliates shall limit, modify or negate any of the foregoing representations and warranties.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller as of the date hereof and the Closing Date as follows:

         4.1 DUE INCORPORATION. Purchaser is a corporation duly organized and validly existing under the laws of the State of Missouri with full corporate authority to conduct its business as it is now conducted. Purchaser is duly authorized to do business and in good standing in each other jurisdiction in which either the nature of the activities intended to be conducted by it or ownership of the Acquired Assets requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on Purchaser or the Acquired Assets.

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         4.2 DUE AUTHORIZATION. Purchaser has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the right of creditors generally, and to the exercise of a court's equitable powers. The execution, delivery and performance by Purchaser of this Agreement and all other instruments, agreements, certificates and documents contemplated hereby to be executed, delivered and performed by Purchaser: (a) do not, and will not, violate or conflict with any provision of the articles of incorporation, bylaws or other organizational and governing documents of Purchaser; and (b) do not, and will not, violate or constitute a default under any contract or, to Purchaser's Knowledge, any Law to which Purchaser is a party, or by which it is bound. No notice to, filing with, authorization of, exemption by or consent of any Person or entity is required in order for Purchaser to consummate the transactions contemplated hereby, except as shall have been obtained on or prior to the Closing Date.

         4.3 BROKERS. Purchaser has not incurred any Liability for brokerage or finders' fees or agents' commission or other similar payment in connection with the Acquisition.

         4.4 PERMITS. Purchaser holds the permits (each of which is in full force and effect) and to Purchaser's Knowledge no other Permits are necessary for the lawful operation of the Audio Conferencing Business by Purchaser or its ownership of the Acquired Assets.

         4.5 LITIGATION. Except as disclosed in Purchaser's Form 10-K for it's fiscal year ending December 31, 2007, there is no Proceeding pending or, to Purchaser's Knowledge, threatened against or affecting Purchaser that would impair Purchaser's ability to derive revenue from the Audio Conferencing Service Contacts post-closing.


                                    ARTICLE V

                                    COVENANTS

         5.1 ACCESS TO INFORMATION. Until the earlier of the Closing Date or termination of this Agreement in accordance with ARTICLE VII, Seller shall give to Purchaser, its officers, agents, employees, counsel, accountants and other representatives, reasonable access to the books and records of the Audio Conferencing Business as it requests. Seller shall cause its officers, employees, consultants, agents, accountants, attorneys and other representatives to cooperate with Purchaser and Purchaser's representatives in connection with such investigation and examination.

         5.2 CONDUCT OF THE AUDIO CONFERENCING BUSINESS PENDING THE CLOSING. Prior to the Closing, except: (i) as required by applicable Law; or (ii) with the prior written consent of Purchaser, Seller shall:

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              (a) conduct the Audio Conferencing Business only in the ordinary course of business consistent with past practices; and

              (b) use its commercially reasonable efforts to preserve the present relationships with customers and vendors of the Audio Conferencing Business.

              (c) not take or omit to take any action that would violate the representation contained in SECTION 3.3 or otherwise agree to anything prohibited by this SECTION 5.2.

         5.3 TRANSITION COOPERATION; MAIL RECEIVED AFTER CLOSING.

              (a) Promptly following the Closing, Purchaser and Seller shall cooperate in coordinating with all third-party telecommunications companies regarding the smooth and prompt transfer to Purchaser of all toll free numbers constituting Acquired Assets.

              (b) From and after the Closing Date, Seller shall promptly forward or cause to be forwarded to Purchaser any mail received by Seller that relates to the Audio Conferencing Business, the Acquired Assets or the Assumed Liabilities, and Purchaser shall promptly forward or cause to be forwarded to Seller any mail received by Purchaser that relates to the Excluded Assets or the Retained Liabilities.

              (c) Following the Closing Date, Seller hereby grants to Purchaser the power, right and authority, coupled with an interest, to receive, endorse, cash, deposit, and otherwise deal with, in the name of Seller, any checks, drafts, documents and instruments constituting payment of any notes or accounts receivable included in the Acquired Assets and that are payable to, payable to the order of, or endorsed in favor of Seller or any agent of Seller. Seller agrees promptly to endorse and pay over or cause to be endorsed and paid over to Purchaser, without deduction or offset, the full amount of any payment received by Seller after the Closing Date in respect of goods sold or services rendered as part of the Audio Conferencing Business.

              (d) Following the Closing Date, Seller and Purchaser will cooperate in a commercially reasonable manner to permit Seller to integrate Purchaser's unattended audio conferencing services with the Seller's Web conferencing offering. Purchaser agrees to provide the Seller with documentation of and access to its published application programming interface ("API") for its audio conferencing bridge and provide assistance in its ordinary course of business so as to permit the Seller's engineers a reasonable opportunity to integrate Purchaser's unattended audio conferencing services with the Seller's Web conferencing offering. In no event shall Purchaser be required to alter or modify its API or its audio conferencing bridges as a result of this Agreement.

         5.4 POST-CLOSING EXPENSES. Subject to the provisions of SECTION 8.1, Seller is responsible for all expenses (other than Assumed Liabilities) related to the Audio Conferencing Business incurred prior to and on the Closing Date and Purchaser is responsible for all Assumed Liabilities and for all expenses related to the Audio Conferencing Business first incurred after the Closing Date, and Purchaser will forward to Seller invoices for expenses relating solely to the period on and before the Closing Date (other than Assumed Liabilities) and Seller shall pay such invoices directly to the payee. In order to assure Purchaser of no disruption in services, Purchaser will pay any invoices which reflect expenses relating to both the period before and after the Closing Date, however, Seller shall remain obligated for its portion of such expenses in accordance with the terms of this Agreement. On or before sixty (60) days after


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

the Closing Date, Purchaser and Seller will provide each other with a list of all such pro-rated, pre-Closing Date-paid, Closing Date-paid and post-Closing Date-paid expenses that are not otherwise addressed by this Agreement as Assumed Liabilities. Purchaser and Seller shall reimburse each other promptly for any amounts due each other at that time and thereafter within ten (10) calendar days after receipt of proof of payment of any such expenses.

         5.5 PAYMENT OF RETAINED LIABILITIES. Seller shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities and other Liabilities of Seller under this Agreement. If any such Liabilities are not so paid or provided for and Purchaser determines that the failure to so pay or provide for such Liabilities would materially impair Seller's ability to satisfy its obligations under the Transition Services Agreement, Purchaser shall provide notice to Seller of such event and, if Seller has failed to pay or provide for such Liabilities after five (5) calendar days notice, Purchaser may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and the full amount of all such payments made by Purchaser shall be promptly reimbursed by Seller following Purchaser's written notice to Seller thereof.

         5.6 FURTHER ASSURANCES. All deliveries, payments and other transactions and documents relating to the transactions contemplated herein shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived in writing satisfaction or performance thereof as a condition precedent to the Closing). Each party shall, at the request of any other party from time to time and at any time, whether on or after the Closing Date, and without further consideration, execute and deliver such deeds, assignments, transfers, assumptions, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably necessary to procure for the party so requesting, and its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any and all of the Acquired Assets, or for the assumption of the Assumed Liabilities, or to otherwise satisfy and perform the obligations of the parties hereunder or to otherwise give effect to the transactions contemplated hereby. Without limiting the generality of the foregoing, Seller shall, upon the request of Purchaser and without further consideration, in a timely manner on and after the Closing Date execute and deliver to Purchaser such other documents, releases, assignments and other instruments as may be reasonably required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser all of Seller's rights to the Acquired Assets.

         5.7 PRESS RELEASES AND ANNOUNCEMENTS. Prior to the Closing, except as required by applicable Law or exchange on which such Person's securities are listed, neither party nor any of their respective stockholders, officers, directors, employees, agents or Affiliates shall make any press release or other direct or indirect public announcement or disclosure regarding or relating to this Agreement or any transaction contemplated hereby without the prior written consent of the other party. To the extent either party makes a press release or other direct or indirect public announcement or disclosure, such party will provide the other party with reasonable notice and opportunity to comment on such press release, announcement or disclosure.

         5.8 CONDUCT OF THE AUDIO CONFERENCING BUSINESS POST CLOSING. After the Closing for a period of one year following the Closing Date, except: (i) as required by applicable Law; or (ii) with the prior written consent of Seller, Purchaser shall conduct its audio conferencing business concerning the Audio Customer Service Contracts in the ordinary course of business consistent with Purchaser's past practices. After the Closing and until the Transition Date, except: (i) as required by applicable Law; or (ii) with the prior written consent of Purchaser, Seller shall conduct the audio conferencing business


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

concerning the Audio Customer Service Contracts (to the extent required by the Transition Services Agreement) in the ordinary course of business consistent with Seller's past practices. Each party agrees to, for the one (1) year period following the Closing Date, use its commercially reasonable efforts consistent with its respective past practices to preserve the Audio Customer Service Contracts and customer and vendor relationships related to the Audio Customer Service Contracts.

         5.9 KEY PERSONNEL. Following the Closing and until the Transition Date, Seller shall continue to employ the Key Personnel to assist in the transition of the Audio Conferencing Business from Seller to Purchaser. Following the Transition Date, Seller shall also pay severance to the Key Personnel. The payments set forth in this SECTION 5.9 shall be for, among other things, the Key Personnel's execution of and compliance with the non-competition and non-solicitation agreement to be delivered pursuant to SECTION 6.2(k).

                                   ARTICLE VI

                                     CLOSING

         6.1 CLOSING. The consummation of the transactions contemplated in this Agreement (the "CLOSING") will take place at the offices of Nelson Mullins Riley & Scarborough LLP, 201 17th Street, Suite 1700, Atlanta, Georgia, at 10:00 a.m., Atlanta, Georgia time, on the second Business Day following the satisfaction or waiver (to the extent waivable) of the conditions set forth in SECTIONS 6.2 and 6.3, or at such other place and time as the parties have mutually agreed, with such date anticipated to be no later than May 1, 2008. The date on which the Closing actually occurs is referred to herein as the "CLOSING DATE ."

         6.2 CONDITIONS TO OBLIGATION OF PURCHASER. The obligations of Purchaser to purchase the Acquired Assets and assume the Assumed Liabilities at the Closing are subject to the satisfaction of each of the following conditions, unless explicitly waived by Purchaser in writing:

              (a) Seller shall have performed and satisfied each of its obligations hereunder required to be performed and satisfied at or prior to the Closing; PROVIDED, that for purposes of clarification, Seller's failure to obtain any Consent to the transfer or assignment of any Audio Customer Service Contract shall not be deemed a failure of Seller to satisfy its obligations under this SECTION 6.2(a).

              (b) (i) Each of the representations and warranties of Seller and contained herein was true and correct as of the date hereof and will be true and correct at and as of the Closing Date; and (ii) there shall not have been any material adverse change in the business, prospects, condition (financial or otherwise) or results of operations of the Audio Conferencing Business and no event shall have occurred that would require disclosure under SCHEDULE 3.3.

              (c) Purchaser shall have received from Seller a certificate signed by a duly authorized executive officer of Seller certifying the satisfaction of the conditions set forth in SECTIONS 6.2(a) AND 6.2(b).

              (d) All required Consents or approvals from Governmental Authorities for the transactions contemplated by this Agreement shall have been obtained in form and substance reasonably satisfactory to Purchaser and its counsel and shall remain in full force and effect as of the Closing Date.

              (e) No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or Governmental Authority preventing any transfer contemplated hereby or the consummation of the Closing, or imposing damages in respect thereto, shall be in effect, and there shall be no pending or threatened Proceedings by any Governmental Authority or by any other Person challenging or in any manner seeking to restrict or prohibit the Acquisition or the consummation of any other transactions contemplated hereby.

              (f) Purchaser shall have received a certificate from the Secretary or comparable official of Seller, dated as of the Closing Date, attesting to Seller's Board of Directors' resolutions and authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated to be executed, performed and delivered by Seller hereunder.

              (g) Purchaser shall have received a counterpart of the Transition Services Agreement, in the form attached hereto as EXHIBIT A (the "TRANSITION SERVICES AGREEMENT"), duly executed by Seller.

              (h) Purchaser shall have received a counterpart of an agent agreement and wholesale reseller agreement permitting the sale by Seller of Purchaser's audio conferencing services (referred to together in the singular as the "AGENT AGREEMENT"), duly executed by Seller.

              (i) Purchaser shall have received a Bill of Sale, in form attached hereto as EXHIBIT B, duly executed by Seller (the "BILL OF SALE"), and such other instruments as may be reasonably requested by Purchaser to transfer full legal and beneficial ownership of the Acquired Assets to Purchaser, free and clear of Encumbrances other than Permitted Encumbrances.

              (j) Purchaser shall have received a counterpart of the Assignment and Assumption Agreement, in the form attached hereto as EXHIBIT C, duly executed by Seller, whereby Seller will assign, and Purchaser will assume, the Assumed Liabilities (the "ASSIGNMENT AND ASSUMPTION AGREEMENT").

              (k) Purchaser shall have received a counterpart of a non-competition and non-solicitation agreement by and between the Purchaser and the Key Personnel, in a form mutually agreeable between Purchaser and the Key Personnel, duly executed by the Key Personnel.

              (l) Purchaser shall have received evidence reasonably satisfactory to Purchaser and its counsel that all mortgages, security interests, collateral assignments and other Encumbrances (other than Permitted Encumbrances) on any of the Acquired Assets shall have been released, discharged and terminated in full.

              (m) Purchaser shall have received all other documents, instruments and certificates in connection with the transactions contemplated by this Agreement as Purchaser may reasonably request in form and substance reasonably satisfactory to Purchaser and its counsel.

         6.3 CONDITIONS TO OBLIGATION OF SELLER. The obligations of Seller to sell the Acquired Assets and assign the Assumed Liabilities at the Closing are subject to the satisfaction of each of the following conditions, unless explicitly waived in writing by Seller:

              (a) Purchaser shall have performed and satisfied each of its obligations hereunder required to be performed and satisfied by it at or prior to the Closing.

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

              (b) Each of the representations and warranties of Purchaser contained herein was true and correct as of the date hereof and will be true and correct at and as of the Closing Date.

              (c) Seller shall have received a certificate signed by a duly authorized officer or representative of Purchaser certifying the satisfaction of the conditions set forth in SECTIONS 6.3(a) and 6.3(b).

              (d) No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any Governmental Authority preventing any transfer contemplated hereby or the consummation of the Closing, or imposing damages in respect thereto, shall be in effect, and there shall be no pending or threatened actions or Proceedings by any Governmental Authority (or determinations by any Governmental Authority) or by any other Person challenging or in any manner seeking to restrict or prohibit the sale of the Acquired Assets or the consummation of any other transactions contemplated hereby.

              (e) Seller shall have received a counterpart of the Transition Services Agreement, duly executed by Purchaser.

              (f) Seller shall have received a counterpart of the Agent Agreement, duly executed by Purchaser.

              (g) Seller shall have received a counterpart of the Assignment and Assumption Agreement, duly executed by Purchaser.

              (h) Purchaser shall have tendered payment of the amounts described in ARTICLE II required to be tendered to Seller at the Closing in accordance with ARTICLE II.

              (i) Seller shall have received all other documents, instruments and certificates in connection with the transactions contemplated by this Agreement as Seller may reasonably request in form and substance reasonably satisfactory to Seller and its counsel.


                                  ARTICLE VII

                                   TERMINATION

         7.1 TERMINATION OF AGREEMENT. This Agreement may be terminated prior to the Closing as follows:

              (a) by mutual written consent of Seller and Purchaser;

              (b) Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing if: (i) Purchaser has breached any covenant, representation or warranty in any material respect contained in this Agreement and such breach has not been cured within twenty (20) calendar days following the delivery of notice of such breach to Purchaser (so long as Seller is not then in material breach of any covenant, representation or warranty contained in this Agreement); or (ii) if the Closing shall not have occurred on or before May 2, 2008 (the "EXPIRATION DATE"), by reason of the failure of any condition precedent under SECTION 6.3 hereof (unless the failure results primarily from Seller's breach of any representation, warranty or covenant contained in this Agreement);

              (c) Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing: (i) if Seller has breached any covenant, representation or warranty in any material respect contained in this Agreement and such breach has not been cured within twenty (20) calendar days following the delivery of notice of such breach to Seller (so long as Purchaser is not then in material breach of any covenant, representation or warranty contained in this Agreement); or (ii) if the Closing shall not have occurred on or before the Expiration Date, by reason of the failure of any condition precedent under SECTION 6.2 hereof (unless the failure results primarily from Purchaser's breach of any representation, warranty or covenant contained in this Agreement); or

              (d) by Seller or Purchaser if there shall be in effect a final nonappealable judgment or order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall use commercially reasonable efforts to appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence).

         7.2 PROCEDURE UPON TERMINATION. In the event of termination and abandonment by Purchaser or Seller, or both, in accordance with SECTION 7.1, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, and the Acquisition shall be abandoned, without further action by Purchaser or Seller.

         7.3 EFFECT OF TERMINATION. In the event that this Agreement is validly terminated in accordance with SECTION 7.2, the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the parties; PROVIDED, that no such termination shall relieve any party hereto from liability for any willful breach of this Agreement; PROVIDED FURTHER, that the obligations of the parties set forth in SECTION 5.8 (Press Releases and Announcements) and
ARTICLE XI (Miscellaneous) hereof shall survive any such termination and shall be enforceable hereunder.

                                  ARTICLE VIII

                          SURVIVAL AND INDEMNIFICATION

         8.1 SURVIVAL. The representations, warranties and covenants of the parties contained in this Agreement or in any other certificate, report or other writing delivered pursuant hereto shall survive until the earlier of: (i) two
(2) years after the Closing Date, and (ii) eighteen (18) months after the Transition Date, unless on or before the termination thereof (or of the period set forth below applicable to certain representations and warranties), the complaining party notifies the other party in writing of a claim specifying the factual basis for that claim in reasonable detail; PROVIDED, HOWEVER, that (i) the representations and warranties set forth at SECTIONS 3.1, 3.2, 3.4, 4.1 and
4.2 shall survive and shall not expire; (ii) the representation and warranty set forth in SECTION 3.6 shall survive until the ninetieth (90th) day after expiration of the applicable statute of limitations; and (iii) the covenants set forth in Articles V and IX that by their terms survive the Closing until the period reflected therein in each covenant. After a representation, warranty or covenant has terminated and expired, no indemnification will or may be sought pursuant to this ARTICLE VIII on the basis of that representation, warranty or covenant by any Person who would have been entitled pursuant to this ARTICLE VIII to indemnification on the basis of that representation and warranty prior to its termination and expiration.

         8.2 INDEMNIFICATION BY SELLER. Subject to SECTION 8.6, Seller shall indemnify and defend Purchaser and its Affiliates (the "PURCHASER INDEMNIFIED PARTIES") against, and shall hold them harmless from, any Losses incurred or suffered (as incurred or suffered) by any of the Purchaser Indemnified Parties relating to or arising out of any of the following: (a) any breach (on or prior to the Closing Date) of or inaccuracy in any representation or warranty made by Seller pursuant to this Agreement or any certificate, document, writing or instrument delivered by Seller pursuant to this Agreement; (b) any breach of or failure by Seller to perform any covenant or obligation of Seller set out in this Agreement; (c) any alleged, contingent or absolute debt, claim, obligation or other Liability of Seller other than the Assumed Liabilities; (d) any and all Taxes of Seller; (e) any brokerage or finders' fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on its behalf) in connection with the Acquisition; (f) the Retained Liabilities; or (g) any violation of the bulk transfers law of any state. Purchaser shall be entitled to apply any Losses indemnifiable by Seller pursuant to this SECTION 8.2 against any amounts to which Purchaser is obligated to pay to Seller, including pursuant to ARTICLE II.

         8.3 INDEMNIFICATION BY PURCHASER. Subject to SECTION 8.6, Purchaser shall indemnify and defend Seller against, and shall hold it harmless from, any Losses incurred or suffered (as incurred or suffered) by Seller relating to or arising out of any of the following: (a) any breach of or any inaccuracy in any representation or warranty made by Purchaser pursuant to this Agreement or any certificate, document, writing or instrument delivered by Purchaser pursuant to this Agreement; (b) any breach of or failure by Purchaser to perform any covenant or obligation of Purchaser set out in this Agreement; (c) the Assumed Liabilities; or (d) the ownership, management, operation or use by Purchaser of the Acquired Assets or the conduct of the Audio Conferencing Business by Purchaser after the Closing Date.

         8.4 NOTICE OF CLAIMS; ASSUMPTION OF DEFENSE. The indemnified party shall give prompt notice to the indemnifying party, in accordance with the terms of SECTION 12.2, of the assertion of any Proceeding in respect of which indemnity may be sought hereunder, specifying with reasonable particularity the basis therefor and giving the indemnifying party such information with respect thereto as the indemnifying party may reasonably request (but the giving of such notice shall not be a condition precedent to indemnification hereunder). At its own expense, the indemnifying party may participate in and, at any time during the course of any such Proceeding, upon notice to the indemnified party and the indemnifying party's written agreement that the indemnified party is entitled to indemnification pursuant to SECTION 8.2 or SECTION 8.3, assume the defense thereof; PROVIDED, that the indemnifying party's counsel is reasonably satisfactory to the indemnified party, and the indemnifying party shall thereafter consult with the indemnified party upon the indemnified party's request for such consultation from time to time with respect to such Proceeding. If the indemnifying party assumes such defense, the indemnified party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party. Whether or not the indemnifying party chooses to defend or prosecute any such Proceeding, the parties hereto shall cooperate in the defense or prosecution thereof. In the event that the indemnifying party elects not to assume the defense of any Proceeding, such election shall not relieve the indemnifying party of its obligations hereunder.

         8.5 SETTLEMENT OR COMPROMISE. No party shall settle or compromise any Proceeding without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed. Any settlement or compromise made or caused to be made by the indemnified party or the indemnifying party, as the case may be, of any such Proceeding of the kind referred to in SECTION 8.4 shall also be binding upon the indemnifying party or the indemnified party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.

         8.6 LIMITATIONS ON INDEMNIFICATION. No Person shall be entitled to seek indemnification for Losses arising out of SECTIONS 8.2(a) or 8.3(a): (a) unless and until the aggregate amount of Losses arising out of SECTIONS 8.2(a) or 8.3(a), as applicable, exceed in the aggregate $12,500 (after which all such Losses (including the first $12,500) shall be indemnifiable pursuant to this
ARTICLE VIII); and (b) to the extent Purchaser or Seller, as applicable, has made indemnification payments under this ARTICLE VIII in excess of fifty percent (50%) of the Purchase Price; PROVIDED, HOWEVER, that the limitations set forth in this SECTION 8.6 shall not apply to claims for Losses arising out of willful breach or fraud of either party.

                                   ARTICLE IX

                       NON-COMPETITION AND CONFIDENTIALITY

         9.1 DEFINITION. "CONFIDENTIAL INFORMATION" shall mean any and all information concerning the business affairs of the Purchaser or Seller, and shall include such information as it relates to any Affiliate of the Purchaser or Seller. Without limiting the generality of the foregoing, Confidential Information includes but is not limited to information:

              (a) which constitutes proprietary information of the Purchaser or Seller (including, with respect to Purchaser, the API);

              (b) which contains financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, business plans, the names and backgrounds of key personnel, customer lists and customer information, personnel training and techniques and materials, marketing plans or market expansion proposals and sales techniques and materials of the Purchaser or Seller, however documented;

              (c) from which it could be reasonably inferred that would confer a competitive advantage on the Purchaser or Seller;

              (d) from which it could be reasonably inferred that would be detrimental to the Purchaser or Seller;

              (e) product specifications, discoveries, improvements, processes, marketing and service methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies, current and anticipated customer requirements, price lists, market studies, and any other information, however documented, that is a trade secret of Purchaser or Seller under applicable law; and

              (f) notes, analyses, compilations, studies, summaries, and other material prepared by or for the Purchaser or Seller containing or based, in whole or in part, on any information included in the foregoing.

         Notwithstanding anything to the contrary above, the term "Confidential Information" does not include information that: (x) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its representatives; (y) was within the receiving party's possession prior to its being furnished to the receiving party by or on behalf of the disclosing party pursuant hereto; or (z) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or any of its representatives (provided that with respect to clauses (y) and (z) above, the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing party or any other party with respect to such information).

         9.2 CONFIDENTIALITY ACKNOWLEDGMENTS AND AGREEMENTS.

              (a) Seller hereby acknowledges, agrees and covenants that until the date that is five (5) years after the Closing Date (or earlier termination as the case may be), Seller and its Affiliates will keep confidential, will hold for the sole benefit of the Purchaser, and will not use except on behalf of the Purchaser, all Confidential Information of Purchaser (whether obtained pursuant to this Agreement or otherwise), which Seller acknowledges is, or shall be, proprietary to the Purchaser; PROVIDED, HOWEVER, that any Confidential Information that is also considered a trade secret under applicable Law, shall not be disclosed by Seller as long as such information remains a trade secret and is not generally known or available to the public other than as a result of unauthorized or unlawful disclosure directly or indirectly by Seller. Seller agrees that upon request it shall forthwith return to the Purchaser, or destroy to the satisfaction of the Purchaser, all Confidential Information of Purchaser (whether obtained pursuant to this Agreement or otherwise) in whatever form such information is in the possession of Seller or under Seller's control, and shall additionally return all documents and other property that is in Seller's possession or under Seller's control and belonging to the Purchaser. Notwithstanding the foregoing, the obligations of confidentiality, nondisclosure and non-use with respect to Confidential Information required by this SECTION 9.2(a) shall not apply to any Confidential Information required to be disclosed in a judicial or administrative proceeding, or is otherwise required to be disclosed by Law, in any such case only after giving the non-disclosing party as much advance notice of the possibility of such disclosure as practical so that the non-disclosing party may attempt to stop such disclosure or obtain a protective order concerning such disclosure.

              (b) Purchaser hereby acknowledges, agrees and covenants that until the date that is five (5) years after the Closing Date (or earlier termination as the case may be), Purchaser and its Affiliates will keep confidential all Confidential Information of Seller, which Purchaser acknowledges is, or shall be, proprietary to Seller; PROVIDED, HOWEVER, that any Confidential Information that is also considered a trade secret under applicable Law, shall not be disclosed by Purchaser as long as such information remains a trade secret and is not generally known or available to the public other than as a result of unauthorized or unlawful disclosure directly or indirectly by Purchaser. Purchaser agrees that upon termination of this Agreement in accordance with
ARTICLE VII it shall forthwith return to the Seller, or destroy to the satisfaction of the Seller, all Confidential Information of Seller in whatever form such information is in the possession of Purchaser or under Purchaser's control. Notwithstanding the foregoing, the obligations of confidentiality, nondisclosure and non-use with respect to Confidential Information required by this SECTION 9.2(b) shall not apply to any Confidential Information required to be disclosed in a judicial or administrative proceeding, or is otherwise required to be disclosed by Law, in any such case only after giving the non-disclosing party as much advance notice of the possibility of such disclosure as practical so that the non-disclosing party may attempt to stop such disclosure or obtain a protective order concerning such disclosure.

         9.3 LIMITED ACTIVITIES. Should Closing occur, then until the date that is three (3) years after the Closing Date, Seller and its Affiliates will not, directly or indirectly, for any reason, for its own benefit, or for the benefit of or together with any Person:

              (a) solicit, or attempt to solicit , any employee, officer, or director of Purchaser or its Affiliates to terminate that Person's engagement or relationship with Purchaser or its Affiliates.

              (b) solicit or attempt to solicit, any Person party to an Audio Customer Service Contracts (each, a "Customer") for the purpose of having that Customer cease purchasing audio conferencing services from Purchaser or its Affiliates;

              (c) divert or attempt to divert any or all of such Customers' business from Purchaser or its Affiliates in violation of any unfair competition Laws or other applicable Laws; or

              (d) be engaged as an executive officer, limited liability entity manager or director or in any other managerial or sales capacity or as an owner, co-owner, or other investor of or in, whether as an employee, independent contractor, consultant or advisor, or sales representative or distributor of any kind, in any business constituting audio conference calling, including on-demand, reservationless and operator-assisted conferencing anywhere in the United States (the "RESTRICTED AUDIO CONFERENCING BUSINESS"), with the parties acknowledging that Purchaser and its Affiliates are actively engaged in such business throughout and beyond all parts of the United States; PROVIDED, HOWEVER, the foregoing prohibition on ownership shall not apply to the ownership of less than one percent (1%) of the outstanding capital stock of any such Restricted Audio Conferencing Business that is publicly traded; PROVIDED, FURTHER, that the foregoing restrictions and prohibitions contained in this
SECTION 9.3 shall not prohibit or restrict: (i) Seller's serving as an independent sales representative pursuant to the Agent Agreement; (ii) Seller's conducting its EventPlus Business; or (iii) Seller's conducting its Web Collaboration Business. For clarity and to avoid dispute in the future, it is acknowledged by the parties that the Seller and the Purchaser are engaged, and plan to continue to be engaged, in competitive web conferencing and web collaboration businesses, and that nothing herein shall restrict or limit Seller's ability to engage in all respects in Seller's EventPlus Business or Seller's Web Collaboration Business (which shall include (and shall not be restricted by this SECTION 9.3) the sale and offer of audio conferencing services by third-party resellers of Seller (I.E. not Affiliates of Seller) in conjunction with such third-party resellers' sale of Seller's web conferencing services and products).. The foregoing restrictions contained in this SECTION
9.3 shall not apply to any non-Affiliated, third-party purchaser ("THIRD PARTY BUYER") who acquires (whether by merger, consolidation or otherwise) all of the outstanding equity securities of Seller in a BONA fide, third-party transaction, where such Third Party Buyer is engaged in the Restricted Audio Conferencing Business; PROVIDED, HOWEVER, that Seller shall not under any circumstances reveal to the Third Party Buyer the Confidential Information of Purchaser or the Confidential Information of Seller specifically related to the Audio Conferencing Business or the Audio Customer Service Contracts.

         9.4 PURCHASER NON-SOLICIT.

              (a) Should the Closing occur, then subject to the remaining provisions of this SECTION 9.4, until the date that is three (3) years after the Closing Date, Purchaser and its Affiliates will not for any reason, for its own benefit, or for the benefit of or together with any Person solicit or attempt to solicit, any of the Web Accounts (as defined below) of Seller for the purpose of having the Web Account customers cease using Seller's Web Collaboration Business and instead use similar services available from Purchaser or its Affiliates; provided, however, that this restriction shall not apply to any Web Account which is also an existing customer of Purchaser as of the Closing Date. As used herein, "WEB ACCOUNTS" shall be defined as any Audio Conferencing Business account identified on SCHEDULE 3.7(A) as a "web account" of Seller.

              (b) In the event any Web Account notifies Purchaser or its Affiliates that such Person is seeking a new provider of services competitive with or substitutable for Seller's Web Collaboration Business (an "OPEN WEB ACCOUNT"), Purchaser shall provide reasonably prompt notice to Seller (the "WEB ACCOUNT NOTICE"). If, after thirty (30) days following Purchaser's delivery of the Web Account Notice, the relevant Open Web Account continues to seek a new provider of services competitive with or substitutable for Seller's Web Collaboration Business, Purchaser and its Affiliates shall be entitled to solicit such Open Web Account for such competitive or substitutable services so long as: (a) the Audio Conferencing Business and the services provided thereto by Purchaser (or its Affiliate) with an Open Web Account would be at-risk of loss of audio conferencing services (as reasonably determined by Purchaser in good faith); and (b) Purchaser provides notice to Seller regarding Purchaser's intent to offer such competitive or substitutable services.

              (c) The foregoing limitations contained in SECTIONS 9.4(a) and (b) shall not apply to: (i) any Person with whom Purchaser or any of its Affiliates is in active discussions as of the Closing Date as evidenced by mutual correspondence (excluding general marketing communications), meetings, or receipt of a request for proposal (or similar correspondence) within two months prior to the Closing Date; or (ii) any separate unit or department within a Customer who is not then a customer of Seller's Web Collaboration Business. For the avoidance of doubt, the foregoing restrictions of SECTION 9.4(A) and (B) are applicable to Purchaser and its Affiliates and are not applicable to any third party resellers or wholesale customers of Purchaser or its Affiliates.

         9.5 SEVERABILITY; REFORMATION. The covenants in this ARTICLE IX are severable and separate, and the unenforceability of any specific covenant in this ARTICLE IX is not intended by either party to, and shall not, affect the provisions of any other covenant in this ARTICLE IX. If any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth in SECTION 9.3 are unreasonable as applied to either party, the parties acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent as applied to such party and its Affiliates.

         9.6 INDEPENDENT COVENANT. All of the covenants in this ARTICLE IX are intended by each party hereto to be, and shall be construed as, an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of a party against the other party or its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by either party or its Affiliate of any covenant in this ARTICLE IX. It is specifically agreed that the period specified in SECTION
9.3 shall be computed by excluding from that computation any time during which Seller is in violation of any provision of SECTION 9.3.

         9.7 MATERIALITY. Purchaser and Seller hereby agree that this ARTICLE IX is a material and substantial part of this Agreement, and absent both parties entering into the restrictions of this ARTICLE IX, neither party would have entered into this Agreement and consummated the Acquisition.

                                   ARTICLE X

                               CERTAIN DEFINITIONS

         10.1 DEFINITIONS. The following terms, as used in this Agreement, have the following meanings:

         "AAA" shall have the meaning set forth in SECTION 11.1.

         "ACCESS NUMBERS" shall have the meaning set forth in SECTION 1.1(c).

         "ACCRUED REVENUE PAYMENT" shall have the meaning set forth in SECTION 2.5.

         "ACQUIRED ASSETS" shall have the meaning set forth in SECTION 1.1.

         "ACQUISITION" shall have the meaning set forth in the Preamble.

         "AFFILIATES" of any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with such Person.

         "AGENT AGREEMENT" shall have the meaning set forth in SECTION 6.2(i).

         "AGREEMENT" shall have the meaning set forth in the Preamble.

         "API" shall have the meaning set forth in SECTION 5.3(d).

         "ARBITRATION NOTICE" shall have the meaning set forth in SECTION 11.1.

         "ARBITRATION RULES" shall have the meaning set forth in SECTION 11.1.

         "ASSIGNMENT AND ASSUMPTION AGREEMENT" shall have the meaning set forth in SECTION 6.2(k).

         "ASSUMED LIABILITIES" shall have the meaning set forth in SECTION 1.3.

         "AUDIO CONFERENCING BUSINESS" means the business of Seller as a conferencing service provider thereby providing audio conferencing products and services (specifically and primarily on-demand reservationless toll and toll free audio conferencing and reserved toll free operator-assisted and dedicated operator conferencing services) by the provisioning of audio conferencing accounts using telephony lines or data lines to access conferencing bridges for Seller's customers (whether via VOIP networks or the public switched telephone network); and permitting the resale of audio conferencing services by its agents, resellers and distributors; but excluding all services and assets related specifically to Seller's Web Collaboration Business and Seller's EventsPlus Business.

         "AUDIO CUSTOMER SERVICE CONTRACT" shall mean any customer account or contract, lease, commitment, sales order, purchase order, license, mortgage, note, bond or other agreement, whether written or oral (including any customer account or contract resulting from any Reseller Agreement) relating specifically to Seller's Audio Conferencing Business, pursuant to which Seller provides, whether directly or through the relevant Reseller Agreement, audio conference calling services, including specifically on-demand, reservationless and operator-assisted conferencing to any Person classified by Seller as "Type 1," "Type 2," "Type 3" and "Type 4" in the materials provided to Purchaser, as identified and disclosed on SCHEDULE 3.7(a).

         "BILL OF SALE" shall have the meaning set forth in SECTION 6.2(j).

         "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to close.

         "CHOSEN FIRM" shall have the meaning set forth in SECTION 2.3(b).

         "CLOSING" shall have the meaning set forth in SECTION 6.1.

         "CLOSING DATE" shall have the meaning set forth in SECTION 6.1.

         "CLOSING PAYMENT" shall have the meaning set forth in SECTION 2.1.

         "COLLECTED RECEIVABLES" shall have the meaning set forth in SECTION 2.4(a).

         "COLLECTIBLE ACCOUNTS RECEIVABLE" shall mean, for any applicable period, the outstanding amounts invoiced in respect of Audio Customer Service Contracts constituting Acquired Assets with an aging of less than 90 days, plus, all outstanding amounts due for minutes, usage of services, participant fees or other ancillary charges from such Audio Customer Service Contracts prior to the Closing Date.

         "COLLECTIBLE ACCRUED REVENUE" shall mean: (a) all net revenues derived from per minute, subscription, or usage charges related to unattended or automated audio conferencing services (characterized by Seller as "On Demand" and "MeetMe" services which totaled $3.18 million in revenue for the trailing twelve months ended March 31, 2008); LESS (b) a normal charge for related bad debt (in each case determined in accordance with GAAP and Purchaser's normal collection practices and percentages taken as a whole without isolation of the Acquired Assets), in each case in respect of Audio Customer Service Contracts, for the twelve month period beginning on the first day of the first full month following the Closing; PROVIDED, that if the Closing occurs within the first five (5) days of any given month, then the relevant determination period shall be the twelve month period beginning on the first day of the month in which the Closing occurs.

         "CONFIDENTIAL INFORMATION" shall have the meaning set forth in SECTION 9.1.

         "CONSENT" means any approval, consent, ratification, waiver or other authorization of any Person.

         "CUSTOMER" shall have the meaning set forth in SECTION 9.3(b).

         "DISCLOSURE SCHEDULE" shall have the meaning set forth in the Preamble to ARTICLE III.

         "DISPUTE NOTICE" shall have the meaning set forth in SECTION 2.3(b).

         "ENCUMBRANCE" shall mean any encumbrance or restriction of any kind, including any pledge, security interest, lien, charge, mortgage, hypothecation, deed of trust, easement, lease, finance lease, sublease, claim, right of way, covenant, option, condition, or right of first refusal, however imposed.

         "ESTIMATED ACCOUNTS RECEIVABLE" shall have the meaning set forth in
SECTION 2.3(a).

         "ESTIMATED ACCOUNTS RECEIVABLE PAYMENT" shall have the meaning set forth in SECTION 2.3(c).

         "ESTIMATED ACCOUNTS RECEIVABLE STATEMENT" shall have the meaning set forth in SECTION 2.3(a).

         "EXCLUDED ASSETS" shall have the meaning set forth in SECTION 1.2.

         "EXPIRATION DATE" shall have the meaning set forth in SECTION 7.1(b).

         "EVENTPLUS BUSINESS" shall mean the business of the Seller as a provider of products and services currently classified by the Seller as its events business, that may utilize Seller's proprietary software for on-line registration and management of virtual events called "EventPlus," and is more closely associated with a webinar or high touch and regularly recurring dedicated operator service.

         "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

         "GOVERNMENTAL AUTHORITY" shall mean the government of the United States, any state or political subdivision thereof, or any foreign government.

         "IP LIABILITIES" shall mean those Liabilities set forth on SCHEDULE
1.4.

         "KEY PERSONNEL" shall mean Gary Moulton.

         "LAW" shall mean any federal, state, local or other law, statute, ordinance, regulation, rule, policy, guideline, ordinance, bylaw (zoning or otherwise), order, judgment, consent decree, permit, settlement agreement, judicial or administrative decision, injunction or requirement of any kind applicable to or binding on Purchaser, Seller, the Audio Conferencing Business, or any of the Acquired Assets.

         "LIABILITY" means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued or reflected on financial statements prepared in accordance with GAAP or is disclosed or required to be disclosed on any Schedule to this Agreement.

         "LOSSES" shall mean all liabilities, equitable remedies, losses, costs (including costs of settlement), fines, damages of any nature, judgments, penalties, diminution of value, or expenses (including reasonable attorneys' fees and costs of litigation).

         "OPEN WEB ACCOUNT" shall have the meaning set forth in SECTION 9.4.

         "PERMITS" shall have the meaning set forth in SECTION 1.1(g).

         "PERMITTED ENCUMBRANCES" shall mean liens for Taxes, assessments and governmental charges with respect to the Acquired Assets not yet due and payable.

         "PERSON" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, association, trust, Governmental Authority or other entity or organization.

         "PROCEEDING" shall have the meaning set forth in SECTION 3.9.

         "PURCHASE PRICE" shall have the meaning set forth in SECTION 2.1.

         "PURCHASER" shall have the meaning set forth in the Preamble.

         "PURCHASER INDEMNIFIED PARTIES" shall have the meaning set forth in
SECTION 8.2.

         "PURCHASER'S KNOWLEDGE" shall mean the actual knowledge of L. Scott Askins Leonard and Ted Schrafft, and such knowledge as such individuals could reasonably expect to discover or otherwise become aware of in the ordinary course of their duties for the Purchaser.

         "RELATED PARTY" means Seller and any employee, officer, member of Seller's Board of Directors or stockholder of Seller (or immediate family member of any of the foregoing) or Affiliate of Seller.

         "RESELLER AGREEMENT" means an agreement, whether written or oral through which Seller has authorized a third party to resell its audio conferencing services, whether as an authorized agent, value-added reseller, or wholesale distributor listed on SCHEDULE 10.1; PROVIDED, that to the extent a Reseller Agreement authorizes a third party to sell both audio and web conferencing services, then only the rights associated with the audio conferencing services shall be deemed to constitute a "Reseller Agreement" for all purposes hereunder, including for purposes of SECTIONS 1.1 and 1.3.

         "RESTRICTED AUDIO CONFERENCING BUSINESS" shall have the meaning set forth in SECTION 9.3(d).

         "RETAINED LIABILITIES" shall have the meaning set forth in SECTION 1.4.

         "REVENUE STATEMENTS" shall have the meaning set forth in SECTION
3.5(a).

         "SELLER" shall have the meaning set forth in the Preamble.

         "SELLER'S BOARD OF DIRECTORS" shall have the meaning set forth in
SECTION 3.2.

         "SELLER'S KNOWLEDGE" shall mean the actual knowledge of the officers of Seller, and such knowledge as any of them could reasonably expect to discover or otherwise become aware of in the ordinary course of such person's duties for the Seller.

         "TAX RETURN" shall mean any report, return or other information required to be supplied to a Governmental Authority or any other Person in connection with Taxes.

         "TAXES" shall mean all taxes and USF Payments, including, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, payroll, severance and employees' income withholding and Social Security taxes imposed by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other tax authority, including all applicable penalties and interest.

         "THIRD PARTY BUYER" shall have the meaning set forth in SECTION 9.3(d).

         "TRANSITION DATE" shall mean the date the delivery of services for the customer accounts is transitioned to Purchaser's infrastructure and ready for commercial use by Purchaser (as reasonably determined by Purchaser) with the anticipated date to be July 31, 2008.

         "TRANSITION DATE PAYMENT" shall have the meaning set forth in SECTION 2.6.

         "TRANSITION SERVICES AGREEMENT" shall have the meaning set forth in
SECTION 6.2(g).

         "USF PAYMENTS" shall mean any and all payments, fees, charges, contributions or assessments required by rules, regulations or orders of the Federal Communications Commission, including contributions to the federal Universal Service Fund pursuant to 47 CFR ss.ss. 54.706 through 54.713, contributions to the cost of establishing numbering administration pursuant to 47 CFR ss. 52.17, contributions to the shared costs of number portability pursuant to 47 CFR ss. 52.32, contributions to the federal Telecommunications Relay Service Fund pursuant to 47 CFR ss. 64.604, and regulatory fees assessed pursuant to 47 CFR ss.ss. 1.1151 through 1.1167, in each case, as provided by such regulations at any time and from time to time prior to the Closing; any and all similar payments, fees, charges, contributions or assessments required by any Governmental Authority pursuant to the Law of any state; and any and all interest or penalties resulting from the nonpayment or late payment of any such payment, fee, charge, contribution or assessment or any failure to file or delay in filing any Tax Return associated therewith.

         "WEB ACCOUNT" shall have the meaning set forth in SECTION 9.4.

         "WEB ACCOUNT NOTICE" shall have the meaning set forth in SECTION 9.4.

         "WEB COLLABORATION BUSINESS" shall mean all aspects of Seller's business other than Seller's Audio Conferencing Business and EventPlus Business, specifically but not limited to any on-line meetings, conferences, training and customer support using Seller's web conferencing and collaboration software and services. The Web Collaboration Business shall specifically include and make reference to Seller's provision, sale, offering for sale, and use by customers of voice-over-Internet-protocol conferencing to the extent necessary to support, and as an integrated component and part of, Seller's web conferencing and web collaboration software. The Web Collaboration Business will not include the offering by Seller or its Affiliates of audio conferencing services utilizing a third party's API (or other programming interface) that provides a connection to the conferencing bridges (whether TDM or VoIP) of a third party conferencing service provider's audio conferencing bridges (with that third party conferencing service provider being someone other than, and competitive with, Purchaser; e.g. Inter-call) through which participants in an iLinc web session receive their audio conferencing services.

                                   ARTICLE XI

                               DISPUTE RESOLUTION

         11.1 AGREEMENT TO ARBITRATE. The parties hereby agree that upon notice by either party to the other (the "ARBITRATION NOTICE"), such dispute, claim, question, or disagreement shall be finally settled by binding arbitration in accordance with the provisions of the Commercial Arbitration Rules (the "ARBITRATION RULES") of the American Arbitration Association ("AAA"). The Arbitration Notice delivered pursuant to this SECTION 11.1 shall contain a detailed statement of the claim(s), including a description of the factual contentions which support said claim(s). The parties hereby agree that any Dispute Notice delivered pursuant to SECTION 2.3(b) shall be deemed an Arbitration Notice if the parties are unable to resolve any dispute set forth in a Dispute Notice in the time frame required by SECTION 2.3(b). In such event, the arbitrator chosen to settle the dispute set forth in the Dispute Notice shall only resolve matters contained in the Dispute Notice or in Seller's response thereto.

         11.2 SELECTION OF ARBITRATOR. The parties shall, by joint agreement, select a single arbitrator, but if they do not agree on the selection of an arbitrator within twenty (20) days after the date that the Arbitration Notice was received by the non-sending party, then selection shall be made in accordance with the Arbitration Rules.

         11.3 PLACE OF ARBITRATION. The arbitration shall be held in the jurisdiction of the corporate office of the defendant in any arbitration proceeding, or such other place as the parties shall mutually agree.

         11.4 EXPEDITED PROCEDURES. The parties agree that any claims that are submitted to arbitration pursuant to the provisions of this ARTICLE XI, and which seek, in the aggregate, damages or payment of Seventy-Five Thousand Dollars ($75,000) or less, shall be resolved through the application of the AAA's Expedited Procedures for commercial cases.

         11.5 INTERIM RELIEF. Either party may, without inconsistency with this Agreement, seek from a court any injunctive relief that may be necessary to protect the rights or property of that party pending the selection of the arbitrator or pending the arbitrator's determination of the merits of the controversy.

         11.6 ENFORCEMENT OF ARBITRATOR'S DECISION; FEES. Judgment on the award of the arbitrator may be entered in any court having jurisdiction over the party against which enforcement of the award is being sought. The costs of the arbitration, including but not limited to all reasonable attorneys' fees, shall be borne by the substantially non-prevailing party in the arbitration, as shall be determined by the arbitrator.

                                  ARTICLE XII

                                  MISCELLANEOUS

         12.1 AMENDMENT; WAIVERS. This Agreement may not be amended, modified or supplemented unless such amendment is in writing and duly executed by the parties. No approval, consent or waiver will be enforceable unless signed by the granting party. Failure to insist on strict performance or to exercise a right when entitled does not prevent a party from doing so later for that breach or a future one.

         12.2 NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given: (a) if personally delivered, when so delivered; (b) if mailed, five (5) Business Days after having been sent by first class, registered or certified U.S. mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; (c) if given by telecopier, once such notice or other communication is transmitted to the telecopier number specified below; PROVIDED, that: (i) the sending telecopier generates a transmission report showing successful completion of such transaction; and (ii) such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (b) above, and PROVIDED, FURTHER, that if such telecopy is sent after 5:00 p.m. local time at the location of the receiving telecopier, or is sent on a day other than a Business Day, such notice or communication shall be deemed given as of 9:00 a.m. local time at such location on the next succeeding Business Day; or (d) if sent through a nationally-recognized overnight delivery service that guarantees next day delivery, the Business Day following its delivery to such service in time for next day delivery.

         If to Seller, to:

                  iLinc Communications, Inc.
                  Attention:  Mr. James M. Powers, Jr.
                  2999 North 44th Street, Suite 650
                  Phoenix, AZ 85018
                  Telephone:  (602) 952-1200
                  Facsimile:  (602) 952-0544

                  Copy to:

                  Jackson Walker L.L.P.
                  Attention: James Ryan,  Esq.
                  1401 McKinney
                  Houston, Texas 77002
                  Telephone: (214) 953-5801
                  Facsimile:  (214) 661-6688


         If to Purchaser, to:

                  American Teleconferencing Services, Ltd.
                  Attention: Ted Schrafft
                  The Terminus Building
                  3280 Peachtree Road, NW, Suite 1000
                  Atlanta, Georgia 30305
                  Telephone:  (404) 262-8400
                  Facsimile:  (404) 262-8482

         Copy to:

                  American Teleconferencing Services, Ltd.
                  Attention: L. Scott Askins Leonard, Esq.
                  SVP - Legal and General Counsel
                  The Terminus Building
                  3280 Peachtree Road, NW, Suite 1000
                  Atlanta, Georgia 30305
                  Telephone:  (404) 262-8502
                  Facsimile:  (404) 262-8540

                  and

                  Nelson Mullins Riley & Scarborough LLP
                  Attention:  Michael E. Hollingsworth, II, Esq.
                  201 17th Street, Suite 1700
                  Atlanta, Georgia  30363
                  Telephone:  (404) 322-6000
                  Facsimile:  (404) 322-6050

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

         12.3 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.4 HEADINGS. The headings preceding the text of Articles and Sections of this Agreement are for reference only and shall not be deemed part of this Agreement.

         12.5 APPLICABLE LAW; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia. THE PARTIES EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONJUNCTION IN ANY MANNER WITH TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

         12.6 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; PROVIDED, HOWEVER, that no assignment shall be made hereof without the prior written consent of the non-assigning party, except that Purchaser may assign its rights hereunder to any of its Affiliates without any other party's prior consent; PROVIDED, that the assignee assumes all of Purchaser's obligations hereunder.

         12.7 EXPENSES. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, shall be paid by the party incurring such expenses, regardless of whether the Closing occurs.

         12.8 NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties and their respective Affiliates and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

         12.9 SPECIFIC PERFORMANCE. The parties hereto recognize and affirm that in the event of breach by the any party of any of the provisions of ARTICLE IX of this Agreement, money damages would be inadequate and the non-breaching would have no adequate remedy at law. Accordingly, each party agrees that the non-breaching party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and its obligations under
ARTICLE IX of this Agreement not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and other equitable relief, or any of them, in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Agreement without the necessity of proving actual damages or posting bond.

         12.10 ENTIRE UNDERSTANDING. This Agreement sets forth the entire agreement and understanding of the parties in respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof and is not intended to confer upon any other person any rights or remedies hereunder. There have been no representations or statements, oral or written, that have been relied on by any party hereto, except those expressly set forth in this Agreement.

         12.11 CONSTRUCTION. The parties acknowledge and agree that each of them has participated in the drafting of this Agreement and that this Agreement has been reviewed by the respective legal counsel for such parties and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor of, or against, any party shall be drawn from the fact that one party has drafted any portion of this Agreement.

         12.12 SCHEDULES. The parties hereto are exchanging copies of all Schedules referred to in this Agreement, which Schedules are hereby made a part hereof and incorporated herein by reference. All such Schedules read as of the Closing Date or, as to any of the Schedules bearing a particular date, as of any other date specified therein.

         12.13 SEVERABILITY. Whenever possible each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, or determined to be void or unenforceable for any reason, then such provision or term shall be ineffective only to the extent of such prohibition, invalidity or unenforceability, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement, and the prohibited, invalid or unenforceable provision shall be modified to the minimum extent necessary to make it permissible, valid and enforceable, unless the result of any such invalidity or unenforceability shall be to cause a material failure of consideration to the party seeking to sustain the validity or enforceability of the subject provision.

         12.14 ELECTRONIC SIGNATURES. The parties agree that signatures transmitted and received via electronic transmission shall be treated for all purposes of this Agreement as original signatures and shall be deemed valid, binding and enforceable by and against all parties

         12.15 PRINCIPLES OF CONSTRUCTION. In this Agreement and all other attached exhibits, annexes and schedules to this Agreement, unless otherwise expressly indicated or required by the context:

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

              (a) reference to and the definition of any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

              (b) references in this Agreement to any document or agreement shall be deemed to include references to such document or agreement as amended, varied, supplemented or replaced from time to time in accordance with such document's or agreement's terms;

              (c) defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders;

              (d) the words "including" or "includes" shall be deemed to mean "including without limitation" and "including but not limited to" (or "includes without limitation" and "includes but is not limited to") regardless of whether the words "without limitation" or "but not limited to" actually follow the term; and

              (e) the words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement or exhibits, annexes and schedules shall refer to this Agreement and its exhibits, annexes and schedules as a whole and not to any particular provision hereof or thereof, as the case may be.


                           [SIGNATURE PAGES TO FOLLOW]

         IN WITNESS WHEREOF, the parties have executed and caused this Asset Purchase Agreement to be executed and delivered on the date first above written.

                                    PURCHASER:
                                    ----------

                                    AMERICAN TELECONFERENCING SERVICES, LTD.


                                    By:
                                        ----------------------------------------
                                          Name:
                                                --------------------------------
                                          Title:
                                                --------------------------------


                                    SELLER:
                                    -------

                                    ILINC COMMUNICATIONS, INC.


                                    By:
                                        ----------------------------------------
                                          Name:
                                                --------------------------------
                                          Title:
                                                --------------------------------



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                                LIST OF EXHIBITS




         Exhibit A                  Form of Transition Services Agreement

         Exhibit B                  Form of Bill of Sale

         Exhibit C                  Form of Assignment and Assumption Agreement



                                LIST OF SCHEDULES


         Schedule 1.1(b)            Accounts Receivable

         Schedule 1.1(c)            Telecommunications Numbers

         Schedule 1.2               Excluded Assets

         Schedule 1.4               IP Liabilities

         Schedule 2.6               Allocation of Purchase Price

         Schedule 3.1               Foreign Qualification

         Schedule 3.3               No Adverse Change

         Schedule 3.5(a)            Revenue Statements

         Schedule 3.5(b)            Accounts Receivable

         Schedule 3.5(c)            Billing Practices

         Schedule 3.7(a)            Contracts

         Schedule 3.7(b)            Employment Agreements

         Schedule 3.8               Permits

         Schedule 3.9               Litigation

         Schedule 3.10(a)           Customers

         Schedule 3.13              Related Party Transactions

         Schedule 10.1              Third Party Resellers


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